Exhibit 10.23
SERIES C-2 PREFERRED STOCK
PURCHASE AGREEMENT
DATED AS OF SEPTEMBER 2, 2004
BETWEEN
NANOSPHERE, INC.
AND
THE PERSONS LISTED ON THE SCHEDULE OF
PURCHASERS ATTACHED HERETO

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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Exhibits

Exhibit A	Amended and Restated Charter
Exhibit B	Amended and Restated Registration Rights Agreement
Exhibit C	Amended and Restated Stockholders Agreement
Exhibit D	Amendment to Other Stockholders Agreement
Exhibit E	Opinion of Company’s Counsel

Section	Schedule

lB	Schedule of Purchasers
2I	Outstanding Options Schedule
5A	Organization and Corporate Power Schedule
5B	Capitalization Schedule
5D	Restrictions Schedule
5E	Financial Statements Schedule
5G	Developments Schedule
5H	Assets Schedule
5I	Taxes Schedule
5J	Contracts Schedule
5K	Intellectual Property Schedule
5L	Litigation Schedule
5P	Insurance Schedule
5Q	Employees and Consultants Schedule
5R	Employee Benefits Schedule
5T	Affiliated Transactions Schedule

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NANOSPHERE, INC.
SERIES C-2 PREFERRED STOCK PURCHASE AGREEMENT
               THIS SERIES C-2 PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of September 2, 2004 between Nanosphere, Inc., a Delaware corporation (together with its predecessor, Nanosphere, LLC, an Illinois limited liability company, the “Company”), and the Persons listed on the Schedule of Purchasers attached hereto (collectively referred to herein as the “Purchasers” and individually as a “Purchaser”). Except as otherwise indicated herein, capitalized terms used herein are defined in Section 6 hereof.
               In consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties hereto agree as follows:
               Section 1. Authorization and Closings; Exchange.
               1A. Authorization of the Series C-2 Preferred. The Company shall authorize the issuance and sale to the Purchasers of up to 49,155,286 shares of the Company’s Series C-2 Preferred Stock, par value $.01 per share (“Series C-2 Preferred”), having the rights and preferences and subject to the terms set forth in the Amended and Restated Certificate of Incorporation attached as Exhibit A hereto (the “Charter”) referred to in Section 1B hereof. The Series C-2 Preferred is convertible into shares of the Company’s Common Stock, par value $.01 per share (the “Common Stock”), as provided in the Charter.
               1B. Purchase and Sale of the Series C-2 Preferred. At the Initial Closing (defined below), the Company shall sell to each Purchaser and, subject to the terms and conditions set forth herein, each Purchaser shall purchase from the Company the number of shares of Series C-2 Preferred set forth opposite such Purchaser’s name on the Schedule of Purchasers attached hereto at a per share price for such Series C-2 Preferred equal to $0.35, payable in accordance with Section 1C hereof. The sale of the Series C-2 Preferred to each Purchaser shall constitute separate sales hereunder.
               1C. The Closings. The initial closing of the separate purchases and sales of the shares of Series C-2 Preferred (the “Initial Closing”) shall take place at the offices of Neal, Gerber & Eisenberg LLP, Two North LaSalle Street, Chicago, Illinois 60602 at 10:00 a.m. on the date hereof, or at such other place or on such other date as may be mutually agreeable to the Company and each Purchaser.
               (i) At the Initial Closing and, if any, the subsequent closing on September 30, 2004 pursuant to Section 1D hereof (the “Subsequent Closing”), the Company shall deliver to each Purchaser acquiring shares of Series C-2 Preferred at such closing stock certificates evidencing the Series C-2 Preferred to be purchased by such Purchaser at such closing, registered in such Purchaser’s or its nominee’s name, upon payment of the purchase price thereof by wire transfer of immediately available funds to a bank account of the Company designated to the Purchasers prior to such closing, in the aggregate amount with respect to such closing set forth opposite such Purchaser’s name on the Schedule of Purchasers.

               (ii) At the Initial Closing, Lurie Investment Fund, L.L.C. (“LIF”) and its affiliates, in their capacity as Majority Holders (as such term is defined in the Bridge Notes), shall tender for conversion into Series C-2 Preferred the full amount of all principal and accrued interest (or at its option pay such accrued interest from the proceeds of this offering) due under those certain outstanding Convertible Promissory Notes of the Company issued in 2004 (the “Bridge Notes”), for delivery of such shares of Series C-2 Preferred to the registered owners of the respective Bridge Notes. For all purposes of determining pro rata participation in the offering contemplated hereby, each such registered owner shall be given credit for the amounts of principal and accrued interest due under the Bridge Notes owned by such registered owner so tendered by the Majority Holders.
               1D. Subsequent Closing. At the Subsequent Closing, the Company shall be entitled to sell shares of Series C-2 Preferred to any current holder of the Company’s preferred stock or its Affiliate and to amend the Schedule of Purchasers to include the information relating to such sales, and such purchasers shall be considered “Purchasers” and parties to this Agreement, provided that (i) such sales are made pursuant to this Agreement, and (ii) such sales, in the aggregate, shall not exceed $5,000,000. For the purposes of this Agreement, “Closing,” unless otherwise indicated, refers to the closing of the purchase and sale of shares of Series C-2 Preferred with respect to a particular Purchaser or group of Purchasers, whether the closing occurs at the Initial Closing or at the Subsequent Closing.
               1E. Exchange of Preferred Stock. At the Initial Closing, the Company shall exchange all shares of Preferred Stock of the Company held by LIF or its affiliates for the number of shares of Series C-2 Preferred equal to (the “Exchange Price”) the quotient of (i) the aggregate “Liquidation Value” (as defined in the Company’s Amended and Restated Certificate of Incorporation in effect immediately prior to the filing of the Charter with the Secretary of State of Delaware for the purpose of making it effective) of such shares of Preferred Stock (excluding any accrued but unpaid dividends on shares of Series B Preferred or Series C Preferred), divided by (ii) $0.35. At the Subsequent Closing, if any, the Company shall exchange all shares of Preferred Stock of the Company held by each Purchaser at such Closing, or any other stockholder of the Company that has delegated its ability to participate in the transactions contemplated by this Agreement to such Purchaser, for the number of shares of Series C-2 Preferred equal to the Exchange Price, provided that such Purchaser or stockholder has participated on a pro rata (or greater) basis in accordance with the terms of the Company’s offering of Series C-2 Preferred in connection herewith. On or after the date of the applicable Closing, the Company shall deliver to each such stockholder stock certificates evidencing the Series C-2 Preferred to be issued to such stockholder pursuant to this Section 1E, registered in such stockholder’s or its nominee’s name, contingent upon prior delivery to the Company of’ the stock certificates evidencing the Preferred Stock to be exchanged hereunder.
               Section 2. Closing Conditions. The obligation of each Purchaser to purchase and pay for the shares of Series C-2 Preferred at the applicable Closing is subject to the satisfaction at such Closing of each of the following conditions in this Section 2, and the obligation of the Company to sell the shares of Series C-2 Preferred is subject to the satisfaction as of such Closing of each of the conditions set forth in Sections 2A through 2E hereof (with respect to such Purchaser).

               2A. Representations and Warranties; Covenants. The representations and warranties contained in Section 5 hereof (or, in the case of the Company, Section 7C hereof) shall be true and correct in all material respects at and as of the applicable Closing as though then made, except to the extent of changes caused by the transactions expressly contemplated herein, and the Company (or, in the case of the Company, each Purchaser) shall have performed in all material respects all of the covenants required to be performed by it hereunder prior to the applicable Closing.
               2B. Amended and Restated Charter. The Charter shall have been adopted by the board of directors and the requisite stockholders of the Company and filed with the Secretary of State of the State of Delaware, and the Charter shall be in full force and effect under the laws of Delaware as of the Initial Closing and shall not have been further amended or modified.
               2C. Restated Registration Rights Agreement. The Company, each Purchaser and each other party thereto shall have entered into an amended and restated registration rights agreement in form and substance as set forth in Exhibit B attached hereto (the “Registration Agreement”), and the Registration Agreement shall be in full force and effect as of the Initial Closing.
               2D. Amended and Restated Stockholders Agreement. The Company, each Purchaser, each of Chad A. Mirkin and Robert L. Letsinger (together, the “Founders”) and each other party thereto shall have entered into an amended and restated stockholders agreement in form and substance set forth in Exhibit C attached hereto (the “Stockholders Agreement”), and the Stockholders Agreement shall be in full force and effect as of the Initial Closing.
               2E. Amendment to Other Stockholders Agreement. The Company, each Purchaser, each of the Founders and each of the Company’s other stockholders shall have amended that certain Amended and Restated Stockholders Agreement, dated as of October 31, 2002 (as amended, the “Other Stockholders Agreement”), in form and substance set forth in Exhibit D attached hereto (the “Other Stockholders Amendment”), and the Other Stockholders Amendment shall be in full force and effect as of the Initial Closing.
               2F. Warrants.
                    (i) Prior to the Subsequent Closing, the Company shall have provided written notice to, or obtained a written waiver of such notice obligation from, all holders of warrants issued by the Company on October 28, 2002 or October 31, 2002 (collectively, the “Warrants”), as such notice is required pursuant to Section 2.2 thereof (as applicable, the “Warrant Notice/Waivers”); provided, however, that execution of this Agreement as a Purchaser hereunder shall constitute a waiver of such notice requirement as to any such Purchaser holding a Warrant.
                    (ii) All Warrants held by Purchasers shall be converted into warrants to purchase shares of Series C-2 Preferred (“New Series C-2 Warrants”).
                    (iii) All Warrants not held by Purchasers shall be converted into warrants to purchase shares of Series C Preferred (rather than Series B Preferred) (“New Series C Warrants”).

               2G. Amendment of 2000 Option Plan; Amendments of Outstanding Option Award Agreements.
                    (i) Prior to the Initial Closing, the Company shall have amended the Company’s 2000 Equity Incentive Plan (as amended, the “2000 Plan”), in form reasonably satisfactory to LIF, to the effect that (a) the aggregate number of shares available for option awards thereunder, including the number of shares issued or issuable under options awarded prior to the Closing to employees and consultants set forth on the “Outstanding Options Schedule”, shall be 32,000,000, and (b) any increase, at any time, in the aggregate ownership of securities of the Company by any Person who is a stockholder of the Company on the date of the Initial Closing and any such Person’s Affiliates, in each case, other than active operating companies, shall be exempted from the definition therein of a “Change in Control” (the “Option Plan Amendment”); and
                    (ii) Prior to the Initial Closing, the Company and each holder of an outstanding Option shall have entered into an amendment, in form reasonably satisfactory to LIF, to each option award agreement between the Company and such holder to the effect that any increase, at any time, in the aggregate ownership of securities of the Company by any Person who is a stockholder of the Company on the date of the Initial Closing and any such Person’s Affiliates, in each case, other than active operating companies, shall be exempted from the application therein of a “Change in Control” (as defined in the 2000 Plan) (the “Option Award Amendments”).
               2H. Opinion of the Company’s Counsel. The Purchasers shall have received from Schiff Hardin LLP, counsel for the Company, an opinion with respect to the matters set forth in Exhibit E attached hereto, which shall be addressed to the Purchasers, dated the date of the applicable Closing and in form and substance reasonably satisfactory to the Majority Holders and their counsel.
               2I. Closing Documents. The Company shall have delivered to each Purchaser copies (unless otherwise indicated) of all of the following documents:
                    (i) an Officer’s Certificate, dated the date of the applicable Closing, stating that the conditions specified in Section 1 and Sections 2A through 2I, inclusive, have been fully satisfied;
                    (ii) certified copies of the resolutions duly adopted by the Company’s board of directors and stockholders, as applicable, authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby, the adoption and filing of the Charter referred to in Section 2B, the issuance, sale and exchange of the Series C-2 Preferred, the reservation for issuance upon conversion of the Series C-2 Preferred sold hereunder and outstanding Series B Preferred and Series C Preferred (including shares of preferred stock paid as dividends on such shares in accordance with the Charter) of not less than 141,500,000 shares of Common Stock, the reservation for issuance for payment of dividends on the Series C-2 Preferred of an aggregate of not less than 25,100,000 shares of Series C-2 Preferred, and the consummation of all other transactions contemplated by this Agreement;

                    (iii) certified copies of the Charter (certified by the Secretary of State of the State of Delaware), and the Company’s bylaws, each as in effect at the applicable Closing;
                    (iv) all governmental, regulatory and third party consents and approvals required as a precondition to consummate the transactions hereunder;
                    (v) the Registration Agreement, Stockholders Agreement and Other Stockholders Amendment;
                    (vi) copy(ies) of the Warrant Notice/Waivers, as applicable;
                    (vii) executed copies of the New Series C-2 Warrant(s) and the New Series C Warrant(s) for such Purchaser;
                    (viii) the Option Plan Amendment;
                    (ix) to the Majority Holders only, the Option Award Amendments; and
                    (x) such other documents relating to the transactions contemplated by this Agreement as any Purchaser or its counsel may reasonably request.
               2J. Proceedings. All corporate and other proceedings taken or required to be taken by the Company in connection with the transactions contemplated hereby to be consummated at or prior to the Initial Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Majority Holders and their counsel.
               2K. Waiver. With respect to each Closing, any condition specified in this Section 2 may be waived if consented to by the Majority Holders (or, in the case of the Company’s closing conditions, by the Company); provided that no such waiver shall be effective against any such Person unless it is set forth in a writing executed by such Person.
               Section 3. Covenants.
               3A. Financial Statements and Other Information. The Company shall deliver to each holder of at least 20% of the Underlying Common Stock, it being understood that for purposes of this Section 3A, each such holder shall be aggregated with its Affiliates for determining whether such 20% threshold has been met (any such Person, a “Twenty Percent Holder”), it being further understood that the Company shall only be obligated to make delivery to one such holder in any such aggregated group who is designated by holders of a majority of the Underlying Common Stock held by such group:
                    (i) as soon as available but in any event within 30 days after the end of each monthly accounting period in each fiscal year, unaudited statements of income and cash flows of the Company and its Subsidiaries for such monthly period and for the period from the beginning of the fiscal year to end of such month, and unaudited consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such monthly period, setting forth in each case comparisons to the Company’s annual budget, and to the corresponding period in the preceding fiscal year, and all such statements shall be prepared in accordance with generally accepted accounting principles, consistently applied, and shall be certified by the Company’s chief financial officer or, if there is none, the Company’s chief executive officer;

                    (ii) as soon as available but in any event within 45 days after the end of each quarterly accounting period in each fiscal year, unaudited statements of income and cash flows of the Company and its Subsidiaries for such quarterly period and for the period from the beginning of the fiscal year to end of such quarter, and unaudited balance sheets of the Company and its Subsidiaries as of the end of such quarterly period, setting forth in each case comparisons to the Company’s annual budget, and to the corresponding period in the preceding fiscal year, and all such statements shall be prepared in accordance with generally accepted accounting principles, consistently applied, and shall be certified by the Company’s chief financial officer or, if there is none, the Company’s chief executive officer;
                    (iii) within 120 days after the end of each fiscal year, statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, and balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, setting forth in each case comparisons to the Company’s annual budget, and to the preceding fiscal year, all prepared in accordance with generally accepted accounting principles, consistently applied, and accompanied by (a) with respect to such financial statements (and not with respect to budgets and/or projections), an unqualified opinion of an independent accounting firm of recognized national standing approved by the Company’s board of directors and (b) a copy of such firm’s annual management letter to the board of directors;
                    (iv) at least 45 days prior to the beginning of each fiscal year, a budget plan, including a timetable of key events and annual budgeted statements of income and cash flows and budgeted balance sheets, which budgeted financial statements will have been submitted to the Company’s board of directors for approval prior to the beginning of such fiscal year and will have been approved by the Company’s board of directors prior to the thirtieth day of such fiscal year, prepared on a monthly basis for the Company and its Subsidiaries for such fiscal year (displaying anticipated statements of income and cash flows and balance sheets), and promptly upon preparation thereof, any other significant budgets prepared by the Company and any revisions of such annual or other budget (each of which shall be reviewed and approved by the Company’s board of directors);
                    (v) promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the Company’s operations or financial affairs given to the Company by its independent accountants (and not otherwise contained in other materials provided hereunder);
                    (vi) promptly (but in any event within ten business days) after the discovery by an executive officer of the Company, or receipt of notice by the Company, of any material default under any agreement to which the Company or any of its Subsidiaries is a party or any other material adverse change affecting the Company or any Subsidiary (including, without limitation, the filing of any material litigation against the Company or any Subsidiary or the existence of any dispute with any Person which involves, in the Company’s good faith judgment, a reasonable likelihood of such litigation being commenced), an Officer’s Certificate specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto;

                    (vii) within ten days after transmission thereof, copies of all financial statements, proxy statements, reports and any other general written communications which the Company sends to its stockholders and copies of all registration statements and all regular, special or periodic reports which it files, or any of its officers or directors file with respect to the Company, with the Securities and Exchange Commission or with any securities exchange on which any of its securities are then listed, and copies of all press releases and other written statements made available generally by the Company to the public concerning material developments in the Company’s and its Subsidiaries’ businesses; and
                    (viii) with reasonable promptness, such other information and financial data concerning the Company or its Subsidiaries as any Twenty Percent Holder may reasonably request.
                    Each of the financial statements referred to in this Section 3A shall fairly present the financial condition and results of operations of the Company and its Subsidiaries as of the dates thereof and for the periods reflected therein and shall be true and correct in all material respects as of the dates and for the periods stated therein, subject in the case of the unaudited financial statements to changes resulting from normal year-end adjustments for recurring accruals (none of which would, individually or in the aggregate, be materially adverse to the financial condition, operating results, assets, operations or prospects of the Company and its Subsidiaries taken as a whole) and lack of footnotes.
                    Notwithstanding the foregoing, the provisions of this Section 3A shall cease to be effective so long as the Company is subject to the periodic reporting requirements of the Securities Exchange Act and continues to comply with such requirements; provided that so long as any Series C-2 Preferred share remains outstanding, the Company shall continue to deliver to each Twenty Percent Holder, the information specified in subsections 3A(iv) and 3A(vi), and copies of all press releases and other written statements made available generally by the Company to the public concerning developments in the Company’s and its Subsidiaries’ businesses.
                    For purposes of this Agreement, the Stockholders Agreement, the Other Stockholders Agreement and the Registration Agreement, all Series C-2 Preferred and Underlying Common Stock owned of record or beneficially by any Person for which LIF or any of its Affiliates acts as general partner, manager, trustee, investment advisor, investment manager or in any other similar capacity shall be aggregated for purposes of meeting any threshold tests under this Agreement, the Stockholders Agreement, the Other Stockholders Agreement and the Registration Agreement. Such aggregation shall not create separate (i.e., multiple) rights for the aggregated entities.
               3B. Inspection of Property. The Company shall permit any representatives designated by any Twenty Percent Holder, upon reasonable notice and during normal business hours, to (i) visit and inspect any of the properties of the Company or its Subsidiaries, (ii) examine the corporate and financial records of the Company or its Subsidiaries and make copies thereof or extracts therefrom and (iii) discuss the affairs, finances and accounts of any such corporations with the directors, officers, key employees, consultants and independent accountants of the Company and its Subsidiaries. Any confidential or proprietary information obtained by any Purchaser pursuant to this Section 3B shall be subject to the terms and conditions of Section 7M hereof.
               3C. Use of Proceeds. The proceeds from the purchase of the Series C-2 Preferred hereunder shall be used by the Company (i) unless applied toward the purchase price paid hereunder pursuant to Section 1C, to pay all outstanding accrued interest under the Bridge Notes and (ii) for general corporate purposes, including funding operations through approximately March 31, 2005, including product development and preparation for product launch.
               3D. Affirmative Covenants. So long as any shares of the Series C-2 Preferred issued hereunder remain outstanding, the Company shall, and shall cause each Subsidiary to, unless it has received the prior written consent of the holders of at least 51% of the then outstanding shares of Series C-2 Preferred:
                    (i) at all times cause to be done all things necessary to maintain, preserve and renew its corporate existence and all licenses, authorizations and permits necessary to the conduct of its businesses, the failure of which would reasonably be expected to have a material adverse effect upon the financial condition, operating results, assets, operations or prospects of the Company;
                    (ii) maintain and keep its properties in reasonably good repair, working order and condition;
                    (iii) file, file application for, seek and pursue all appropriate licenses, authorizations and permits and all appropriate patents, trademarks and other intellectual property protection; with respect to any new discoveries, inventions, products and product developments;
                    (iv) pay and discharge when payable all Taxes, assessments and governmental charges imposed upon its properties or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon) and all claims for labor, materials or supplies which if unpaid would by law become a lien upon any of its property, unless and to the extent that the same are being contested, in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with generally accepted accounting principles, consistently applied) have been established on its books with respect thereto;
                    (v) comply with all other obligations which it incurs pursuant to any contract or agreement, whether oral or written, express or implied, as such obligations become due;
                    (vi) comply with all applicable laws, rules and regulations of all governmental authorities; and

                    (vii) maintain proper books of record and account which present fairly in all material respects its financial condition and results of operations and make provision on its financial statements for all such proper reserves as in each case are required in accordance with generally accepted accounting principles, consistently applied.
               3E. Intellectual Property Rights. The Company shall, and shall cause each Subsidiary to, possess and maintain all material Intellectual Property Rights necessary to the conduct of their respective businesses and own all right, title and interest in and to, or have a valid license for, all such Intellectual Property Rights. Neither the Company nor any Subsidiary shall take any action, or fail to take any action, which could result in the invalidity, abandonment, misuse, or unenforceability of such Intellectual Property Rights or which could infringe upon or misappropriate any rights of other Persons.
               3F. Qualified Small Business. The Company covenants that so long as any of the shares of Series C-2 Preferred or the Common Stock into which such shares are converted are held by a Purchaser (or a transferee in whose hands shares of Common Stock or Series C-2 Preferred are eligible to qualify as “Qualified Small Business Stock” as defined in Section 1202(c) of the IRC), it will use its reasonable efforts (including complying with any applicable filing or. reporting requirements imposed by the IRC on issuers of Qualified Small Business Stock) to cause such securities, or the Common Stock into which they are converted, to qualify as Qualified Small Business Stock; provided, however, that “reasonable efforts” as used in this Section 3F shall not be construed in such a way as to impose undue hardship on the Company or to require the Company to operate its business in a manner which would adversely affect its business, limit its future prospects or alter the timing or resource allocation related to its planned operations or financing activities.
               3G. Authorized and Reserved Common Stock and Series C-2 Preferred. The Company agrees to take and to cause to be taken all action necessary to assure that a sufficient quantity of Series C-2 Preferred is timely authorized and reserved for issuance as dividends on Series C-2 Preferred, and to assure that a sufficient quantity of Common Stock is timely authorized and reserved for issuance to accommodate conversion of Series C-2 Preferred (including Series C-2 Preferred issued in the future and issued as dividends on Series C-2 Preferred). All such shares of Common Stock and Series C-2 Preferred so issuable shall, after being issued, be duly and validly issued, fully paid and nonassessable and free of all Taxes, liens and charges. The Company shall take all action as may be necessary to assure that all such shares of Series C-2 Preferred and Common Stock may be so issued without violation of any laws or governmental regulations.
               3H. Designation of Directors. The Company shall use its best efforts to cause any directors designated by the Purchasers as provided in the Stockholders’ Agreement to be elected to the board of directors of the Company, in accordance with the terms of the Stockholders’ Agreement.
               3I. Insurance. From and after the date hereof, the Company shall maintain insurance of the nature identified in Section 5B(xvi) of Article Four of the Charter.

               3J. Securities Law Compliance. Promptly after each Closing, the Company shall make all filings under all applicable federal and state securities laws necessary to consummate the issuance of the Series C-2 Preferred pursuant to this Agreement in compliance with such laws.
               3K. Future Option Plans. This Company shall cause any equity incentive plan adopted after the Initial Closing to provide, in form reasonably satisfactory to LIF, that any increase, at any time, in the aggregate ownership of securities of the Company by any Person who is a stockholder of the Company on the date of the Initial Closing and any such Person’s Affiliates, in each case, other than active operating companies, shall be exempted from the definition therein of a “Change in Control” (or any like term).
               Section 4. [Reserved].
               Section 5. Representations and Warranties of the Company. As a material inducement to the Purchasers to enter into this Agreement and purchase the Series C-2 Preferred hereunder, the Company hereby represents and warrants that:
               5A. Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in every jurisdiction in which the ownership of its property or conduct of business requires it to qualify, unless such failure to so qualify would not have a material adverse effect upon the Company. Except as set forth on the “Organization and Corporate Power Schedule,” the Company possesses all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its business as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement. The copies of the Company’s Charter and bylaws which have been furnished to the Purchasers are current and are correct and complete.
               5B. Capital Stock and Related Matters.
                    (i) As of the Initial Closing and immediately thereafter, the authorized capital stock of the Company shall consist of (a) 157,525,000 shares of Preferred Stock, (x) 205,000 of which are designated as Series B Preferred, 164,143 of which will be outstanding immediately after the Initial Closing, and 40,000 shares of which shall be reserved for issuance for payment of dividends on the Series B Preferred, (y) 12,320,000 of which are designated as Series C Preferred, 11,106,784 of which will be outstanding immediately after the Initial Closing, and 1,275,000 shares of which shall be reserved for issuance for payment of dividends on the Series C Preferred, and (z) 145,000,000 of which are designated as Series C-2 Preferred, 95,630,988 of which will be outstanding immediately after the Initial Closing, and 25,100,000 shares of which shall be reserved for issuance for payment of dividends on the Series C-2 Preferred, and (b) 192,000,000 shares of Common Stock, of which l5,286,656 shares shall be issued and outstanding as of the Closing, 141,500,000 shares shall be reserved for issuance upon conversion of the Series B Preferred, Series C Preferred and Series C-2 Preferred (including shares of preferred stock paid as dividends on such shares), and 32,000,000 shares are reserved for issuance upon exercise of options granted or to be granted to directors, officers, employees, and consultants to the Company. As of the Closing, the Company will not have outstanding any stock or securities convertible into or exchangeable for any share of its capital stock or containing any profit participation features, nor shall it have outstanding any rights or options to subscribe, for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plans, except for the Series B Preferred, the Series C Preferred and the Series C-2 Preferred and except as set forth on the attached “Capitalization Schedule.” The Capitalization Schedule accurately sets forth the following information with respect to all outstanding options and rights to acquire the Company’s capital stock: the holder, the number of shares covered, the exercise price and the expiration date. The Capitalization Schedule accurately sets forth a list of all stockholders of the Company, which contains the name, class and number of shares of capital stock held by each stockholder of the Company. As of the Closing, the Company will not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, any shares of its capital stock or any warrants, options or other rights to acquire its capital stock, except for any redemption of the Series C-2 Preferred set forth in the Charter. As of the Closing, all of the outstanding shares of the Company’s capital stock shall be validly issued, fully paid and nonassessable. The rights, privileges and preferences of the Series B Preferred, the Series C Preferred and the Series C-2 Preferred are as stated in the Charter.
                    (ii) Except as set forth on the Capitalization Schedule, there are no statutory or contractual stockholders preemptive rights or rights of refusal with respect to the issuance of the Series C-2 Preferred hereunder or the issuance of the Common Stock upon conversion of the Series C-2 Preferred, and any such rights have been waived. The Company has not violated and will not violate any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock, and, assuming that the Purchasers’ representations in Section 7C are true and correct, the offer, sale and issuance of the Series C-2 Preferred hereunder does not require registration under the Securities Act or any applicable state securities laws. There are no agreements between the Company’s stockholders with respect to the voting or transfer of the Company’s capital stock or granting registration rights to any person with respect thereto or with respect to any other material aspect of the Company’s affairs, except for the Stockholders Agreement, the Other Stockholders Agreement and the Registration Agreement.
                    (iii) The Series C-2 Preferred that are being issued to the Purchasers hereunder, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Stockholders Agreement and applicable state and federal securities laws. The Series C-2 Preferred paid as dividends on the Series C-2 Preferred, and the Common Stock issuable upon conversion of Series C-2 Preferred has been duly and validly reserved for issuance, and upon issuance in accordance with the terms of the Charter, shall be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, the Stockholders Agreement and applicable federal and state securities laws.
               5C. Subsidiaries; Investments. The Company does not own or hold and has never owned or held any right to acquire any shares of stock or any other security or interest in any other Person, and the Company has never had any Subsidiary.

               5D. Authorization; No Breach. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby to which the Company is a party, the adoption of the Charter, and the authorization, issuance and delivery of the Series C-2 Preferred and the Common Stock issuable upon conversion of the Series C-2 Preferred and the Series C-2 Preferred issuable as dividends on the Series C-2 Preferred has been duly authorized by the Company. This Agreement, the Charter and all other agreements contemplated hereby to which the Company is a party each constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms. Except as set forth on the “Restrictions Schedule,” the execution and delivery by the Company of this Agreement and all other agreements contemplated hereby to which the Company is a party, the offering, sale and issuance of the Series C-2 Preferred hereunder (including by exchange pursuant to Section 1E), the issuance of the Common Stock upon conversion of the Series C-2 Preferred, the adoption of the Charter and the fulfillment of and compliance with the respective terms hereof and thereof by the Company, do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Company’s capital stock or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body or agency pursuant to, the Amended and Restated Certificate of Incorporation, as in effect immediately prior to the applicable Closing, or, bylaws of the Company, or any law, statute, rule or regulation to which the Company is subject, or any agreement, instrument, order, judgment or decree to which the Company is subject.
               5E. Financial Statements. Attached hereto as the “Financial Statements Schedule” are the unaudited balance sheets of the Company as of December 31, 2003, 2002 and 2001, and the related statements of income for the twelve-month period then ended, and the unaudited balance sheet of the Company as of June 30, 2004 (the “Latest Balance Sheet”), and the related statement of income for the six-month period then ended (collectively, the “Financial Statements”).
               Each of the Financial Statements, as of the date and for the period set forth therein, as applicable, (a) has been prepared internally by the Company and compiled (but without review or audit) by the Company’s outside accountant, (b) presents fairly in all material, respects the financial position and results of operations of the Company, and (c) has been prepared in accordance with the books and records of the Company (which books and records have been maintained in accordance with good business and accounting practices and are accurate and complete in all material respects).
               5F. Absence of Undisclosed Liabilities. The Company has no material obligation or liability (in any case, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of or related to facts, events, transactions, occurrences or actions or inactions arising on or prior to the date of the Closing, other than: (i) liabilities and obligations set forth on the Litigation Schedule or in the Financial Statements, and (ii) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of law; environmental matter, claim or lawsuit).

               5G. Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on the attached “Developments Schedule,” since December 31, 2003, the Company has not:
                    (a) suffered a material adverse change in its financial position, operating results, assets, operations, prospects, employee and consultant relations or customer or supplier relations;
                    (b) issued any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities;
                    (c) borrowed any amount or incurred or become subject to any material obligation or liability, other than current liabilities paid in the ordinary course of business;
                    (d) discharged or satisfied any material lien or paid any material obligation or liability, other than current liabilities paid in the ordinary course of business;
                    (e) declared or made any payment or distribution of cash or other property to its stockholders with respect to its capital stock or other equity securities or purchased or redeemed any shares of its capital stock or other equity securities (including, without limitation, any warrants, options or other rights to acquire its capital stock or other equity securities);
                    (f) mortgaged or pledged any of its properties or assets or subjected them to any material lien, except liens for current property taxes not yet due and payable;
                    (g) sold, assigned or transferred any of its tangible assets, except in the ordinary course of business, or canceled any material debts or claims;
                    (h) sold, assigned, licensed, transferred or granted any rights in any Intellectual Property Rights or other intangible assets, or disclosed any, proprietary confidential information to any Person;
                    (i) suffered any extraordinary losses or waived any rights in respect of Intellectual Property Rights or any other rights of material value, whether or not in the ordinary course of business or consistent with past practices;
                    (j) made capital expenditures or commitments therefor that in the aggregate exceed $50,000;
                    (k) except as otherwise covered by any other subsection of this Section 5G, entered into any other material transaction, whether or not in the ordinary course of business;

                    (l) made any loans or advances to, guarantees for the benefit of, or any Investments in, any Persons, other than travel advances to employees and consultants in the ordinary course of business;
                    (m) suffered any damage, destruction or casualty loss exceeding in the aggregate $50,000 whether or not covered by insurance; or
                    (n) made any Investment in or taken steps to Incorporate any Subsidiary.
               5H. Assets. The Company has good and marketable title to, or a valid leasehold interest in, the real and personal properties and assets used by it or located on its premises or shown on the Latest Balance Sheet or acquired after the date thereof, free and clear of all liens, except for properties and assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet and liens for current property taxes not yet due and payable. The Company’s buildings, equipment and other tangible assets are in good operating condition in all material respects and are fit for use in the ordinary course of business. Except as set forth as the “Assets Schedule,” the Company owns, or has a valid leasehold interest in, all material assets necessary fix the conduct of its business as presently conducted and as presently proposed to be conducted.
               5I. Tax Matters. Except as set forth on the “Taxes Schedule:”
                    (i) The Company has filed all Tax Returns which it is required to file under applicable laws and regulations; all such Tax Returns are complete and correct in all material respects and have been prepared in compliance with all applicable laws and regulations in all material respects; the Company has paid all Taxes due and owing by it (whether or not such Taxes are required to be shown on a Tax Return) and has withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party; the Company has not waived any statute of limitations which respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency; since December 31, 1999, the Company has not incurred any liability for Taxes other than in the ordinary course of business; no foreign, federal, state or local tax audits or administrative or judicial proceedings are pending or being conducted with respect to the Company, no information related to Tax matters has been requested by any foreign, federal, state or local taxing authority and no written notice indicating an intent to open an audit or other review has been received by the Company from any foreign federal, state or local taxing authority; and there are no material unresolved questions or claims concerning the Company’s Tax liability. The Company is not, and never has been, a member of any affiliated group (as defined in IRC § 1504, as a Person that is, or has been, a member of a group that files a consolidated return for federal income tax purposes (or any similar group under state, local or foreign law)).
                    (ii) The Company has not made an election under § 341(f) of the IRC. The Company is not liable for the Taxes of another Person (a) under Treas. Reg. § 1.1502-6 (or comparable provisions of state, local or foreign law), (b) as a transferee successor, (c) by contract of indemnity, or (d) otherwise. The Company is not a party to any tax sharing agreement. The

Company has disclosed on its federal income Tax Returns any position taken for which substantial authority (within the meaning of IRC § 6662(d)(2)(B)(1)) did not exist at the time the return was filed. The Company has not made any payments, nor is it obligated to make any payments nor is the Company a party to any agreement that could obligate it to make any payments, that would not be deductible under IRC § 280G.
               5J. Contracts and Commitments.
                    (i) Except as, expressly contemplated by this Agreement or as set forth on the attached “Contracts Schedule” or the attached “Employee Benefits Schedule,” the Company is not a party to any written or oral:
                         (a) pension, profit sharing, stock option, warrant, stock purchase or other plan or arrangement providing for deferred or other compensation to directors, officers, employees or consultants or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;
                         (b) contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis or contract relating to loans to officers, directors 6r Affiliates;
                         (c) contract under which the Company has advanced or loaned any other Person amounts in the aggregate exceeding $5,000;
                         (d) agreement or indenture relating to borrowed money or other indebtedness or the mortgaging, pledging or otherwise placing, a lien on any material asset or material group of assets of the Company;
                         (e) guarantee of any obligation;
                         (f) lease or agreement under which the Company is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $5,000;
                         (g) lease or agreement under which the Company is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;
                         (h) contract or group of related contracts with the same party or group of affiliated parties the performance of which involves consideration in excess of $10,000;
                         (i) assignment, license, indemnification or agreement with respect to any intangible property (including without limitation, any Intellectual Property Rights or confidential information);

                         (j) warranty agreement with respect to its services rendered or its products sold;
                         (k) agreement under which it has granted any Person any registration rights (including, without limitation, demand or piggyback registration rights);
                         (l) sales, distribution or franchise agreement;
                         (m) agreement with a term of more than six months which is not terminable by the Company upon less than 30 days’ notice without penalty;
                         (n) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world;
                         (o) joint venture, strategic alliance, collaboration or similar agreements; or
                         (p) any other agreement which is material to its operations and business prospects.
                    (ii) All of the contracts, agreements and instruments required to be set forth on the Contracts Schedule are valid, binding and enforceable against the Company, and to the Company’s knowledge against each other party thereto in accordance with their respective terms. The Company has performed all material obligations required to be performed by it under the contracts, agreements and instruments required to be listed on the Contracts Schedule and is not in default under or in breach of nor in receipt of any claim of default or breach under any material contract, agreement or instrument to which the Company is subject; no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance under any contract, agreement or instrument to which the Company is subject; the Company has no present expectation or intention of not performing all such obligations in all material respects; and the Company has no knowledge of any breach or anticipated breach by the other parties to any contract or commitment to which it is subject.
                    (iii) Upon request, the Purchasers will have been supplied with a true and correct copy of each of the written contracts and an accurate written description of each of the oral contracts which are required to be listed on the Contracts Schedule, together with all amendments, waivers or other changes thereto.
               5K. Intellectual Property Rights.
                    (i) The attached “Intellectual Property Schedule” contains a complete and accurate list of all (a) patented or registered Intellectual Property Rights owned by, licensed to or used by the Company, (b) pending patent applications and applications for registrations of other Intellectual Property Rights owned by, licensed to or used by the Company, which have been filed by the Company or others, (c) unregistered trade names and corporate names owned or used by the Company and (d) material trademarks, service marks and copyrights that are not the subject of applications or registrations and proprietary (i.e., other than mass-marketed) computer software and proprietary technology owned by, licensed to or used by the Company. The

Intellectual Property Schedule also contains a complete and accurate list of all licenses and other rights granted by the Company to any third party with respect to any Intellectual Property Rights and all licenses and other rights granted by any third party to the Company with respect to any Intellectual Property Rights, in each case identifying the subject Intellectual Property Rights. Except as set forth on the Intellectual Property Schedule, the Company owns all right, title and interest to, or has the right to use pursuant to a valid license, all material Intellectual Property Rights necessary for the operation of the business of the Company as presently conducted and as presently proposed to be conducted, in each case, free and clear of all liens and encumbrances. No loss or expiration of any Intellectual Property Right or related group of Intellectual Property Rights owned or used by the Company is pending, or to the Company’s knowledge, threatened or reasonably foreseeable. Except as set forth in the Intellectual Property Schedule, the Company has taken all required actions to maintain and protect the Intellectual Property Rights which it owns. To the Company’s knowledge, the owners of any Intellectual Property Rights licensed to the Company have taken all required actions to maintain and protect the Intellectual Property Rights which are subject to such licenses.
                    (ii) The Company is not aware that any of its employees or consultants is obligated under any contact (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency that would interfere with the use of such employee’s or consultant’s best efforts to promote the interests of the Company or that would, conflict with the Company’s business as proposed to be conducted. Neither the execution or delivery of this Agreement, nor the carrying on of the Company’s business by the employees or consultants to the Company nor the conduct of the Company’s business will, to the Company’s knowledge; conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or investment under which any such employee or consultant is now obligated. The Company does not believe it is or will be necessary to use any inventions of any of its employees, consultants (or any person it intends to hire) made prior to their employment or engagement by the Company that have not been assigned or validly licensed to the Company.
                    (iii) Except as set forth on the Intellectual Property Schedule: (a) there have been no claims made against the Company asserting the invalidity, misuse or unenforceability of any of its Intellectual Property Rights, and there are no valid grounds for the same; (b) the Company has not received any notices of, and is not aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to such Intellectual Property Rights (including, without limitation, any demand or request that the Company license any rights from a third party); and (c) the conduct of the Company’s business has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights of other Persons, nor would any future conduct as presently contemplated infringe, misappropriate or conflict with any intellectual Property Rights of other Persons. The transactions contemplated by this Agreement have not had and will not have a material adverse effect on the Company’s right, title and interest in and to the Intellectual Property Rights required to be listed on the Intellectual Property Schedule.
               5L. Litigation, etc. Except as set forth on the “Litigation Schedule,” there are no actions, suits, proceedings, orders, investigations or claims pending or, to the best of the Company’s knowledge, threatened against or affecting the Company (or to the best of the Company’s knowledge, pending or threatened against or affecting any of the officers, directors, stockholders, consultants or employees of the Company, in their capacity as such) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement); the Company is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to the best of the Company’s knowledge, any governmental investigations or inquiries (including, without limitation, inquiries as to the qualification to hold or receive any license or permit); and, to the best of the Company’s knowledge, there is no basis for any of the foregoing. The Company is not subject to any judgment, order or decree of any court or other governmental agency.
               5M. Compliance with Other Instruments. The Company is not in, nor will the conduct of its business as presently proposed to be conducted result in, any violation, breach or default of any term of the Charter or the Company’s bylaws or, in any material respect, of any term or provision of any mortgage, indenture, contract, agreement or instrument to which the Company is a party or by which it may be bound, or of any provision of any foreign or domestic state or federal judgment, decree, order, statute, rule or regulation applicable to or binding upon the Company.
               5N. Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company. The Company will pay, and hold each Purchaser harmless against any liability, loss or expense (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any such claim.
               5O. Governmental Consent, etc. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental authority is required as a precondition to the execution, delivery and performance by the Company of this Agreement or the other agreements contemplated hereby, or the consummation by the Company of any of the transactions contemplated hereby or thereby, except for notices required or permitted to be filed with certain state and federal securities commissions after the Closing, which notices will be filed on a timely basis.
               5P. Insurance. The attached “Insurance Schedule” contains a description of each insurance policy maintained by the Company with respect to its properties, assets and businesses; and each such policy is in full force and effect as of the Closing. The Company is not in default with respect to its obligations, under any insurance policy maintained by it, and the Company has not been denied insurance coverage. The insurance coverage of the Company is customary for corporations of similar size engaged in similar lines of business. The Company does not have any self-insurance or co-insurance programs.
               5Q. Employees and Consultants. The Company has complied in all material respects with all laws relating to the employment of labor (including, without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes), and the Company is not aware that it has any material labor relations problems (including, without limitation, any union organization activities, threatened or actual strikes or work stoppages or material grievances). Neither the Company, nor, to the best of the Company’s knowledge, any of its employees or consultants is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the recent or proposed business activities of the Company, except for agreements between the Company and its present and former employees or consultants. The “Employees and Consultants Schedule” lists each of the Company’s senior management employees and consultants who is not a party to any noncompetition, non-solicitation or confidentiality agreement with the Company.
               5R. ERISA. Except as set forth on the “Employee Benefits Schedule”:
               (i) Multiemployer Plans. The Company does not have any obligation to contribute to (or any other liability, including current, or potential withdrawal liability, with respect to) any “multiemployer plan” (as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)).
               (ii) Retiree Welfare Plans. The Company does not maintain or have any obligation to contribute to (or any other liability with respect to) any plan or arrangement whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the IRC or as required under applicable state law.)
               (iii) Defined Benefit Plan. The Company does not maintain, contribute to or have any liability under (or with respect to) any employee plan which is a tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA), whether or not terminated.
               (iv) Defined Contribution Plans. The Company does not maintain, contribute to or have any liability under (or with respect to) any employee plan which is a tax-qualified “defined contribution plan” (as defined in Section 3(34) of ERISA), whether or not terminated.
               (v) Other Plans. The Company does not maintain, contribute to or have any liability under (or with respect to) any plan or arrangement providing benefits to current or former employees, including any bonus plan, plan for deferred compensation, employee health or other welfare benefit plan or other arrangement, whether or not terminated. Such plans and other arrangements referred to in 5Q(i)-(v) are referred to herein as the “Plans.”
               (vi) The Company. For purposes of this Section 5Q, the term “Company” includes all organizations under common control with the Company pursuant to Section 414(b) or (c) of the IRC.
               (vii) Payments and Accruals. With respect to the Plans, all required or recommended (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Closing have been made or provided for. None of the Plans has any material unfunded liabilities.

               (viii) Compliance. The Plans and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance in all material respects with the applicable provisions of ERISA, the IRC and other applicable laws. Neither the Company nor any trustee or administrator of any Plan has engaged in any transaction with respect to the Plans which could subject the Company or any trustee or administrator or the Plans, or any party dealing with any such Plan, nor do the transactions contemplated by this Agreement constitute transactions which could subject any such party, to either a material civil penalty assessed pursuant to Section 502(I) of ERISA or a material tax or penalty on prohibited transactions imposed by Section 4975 of the IRC. No actions, suits or claims with respect to the assets of the Plans (other than routine claims for benefits) are pending or threatened which could result in or subject the Company to any liability, and, to the Company’s knowledge, there are no circumstances which could give rise to or be expected to give rise to any such actions, suits or claims.
               (ix) Correct Copies. If requested, the Company has provided the Purchasers with true and complete copies of all documents pursuant to which the Plans are maintained and administered and the most recent annual reports (Form 5500 and attachments) for the Plans.
               5S. Compliance with Laws. The Company has not received any notice asserting any noncompliance by the Company with any applicable statute, law, rule or regulation, whether federal, state or local or otherwise in connection with the business or operation of the Company or the use or ownership of any of the Company’s assets. The Company has complied and is in compliance in all material respects with all laws, regulations and governmental orders applicable to the conduct of the business and operation of the Company or any of its assets, and the Company’s present use of its assets does not violate any such laws, regulations or orders. Without limiting the generality of the foregoing, the Company has obtained and complied with, and is currently in compliance with, in all material respects, all permits, licenses and other authorizations that may be required pursuant to any statute, law, rule or regulation, whether federal, state, local or otherwise for the occupancy of its properties or facilities or the operation of its business.
               5T. Affiliated Transactions. Except for this Agreement and the other agreements contemplated hereby and except as set forth on the attached “Affiliated Transactions Schedule,” no officer, director, key employee, consultant, stockholder or Affiliate of the Company or any individual related by blood or marriage to any such Person or any entity in which any such Person or individual owns any beneficial interest (any of the foregoing, an “Insider”) is a party to any agreement, contract, commitment or transaction with the Company or has any interest in any property used by the Company. No Insider owns or has otherwise retained any rights to use any assets; rights or contractual benefits which are used by or useful to the Company in the current conduct of its business.
               5U. Real Property Holding Corporation Status. Since its date of organization, the Company has not been, and as of the date of the Closing is not, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the IRC, and in Section 1.897-2(b) of the Treasury Regulations issued thereunder. The Company has no current plans or intentions which would cause the Company to become a “United States real property holding company,” and the Company, has filed with the Internal Revenue Service all statements, if any, with its United States income Tax Returns which are required under Section 1.897-2(h) of the Treasury Regulations.

               5V. Qualified Small Business Stock. The Series C-2 Preferred qualifies as “Qualified Small Business Stock” as defined in Section 1202(c) of the IRC.
               5W. Disclosure. Neither this Agreement, the other agreements referred to herein, nor any of the exhibits, schedules, attachments, written statements, documents, certificates or other items prepared or supplied to any Purchaser by or on behalf of the Company with respect to the transactions contemplated hereby, contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading. The Company has responded truthfully and accurately to all requests for information made by the Purchasers. Neither the Company nor any of its officers, directors, or key employees or consultants is aware of any fact or condition (other than general economic conditions) which has had or would reasonably be expected to have a material adverse effect upon the existing or expected financial condition, operating results, assets, customer or supplier relations, employee or consultant relations or business prospects of the Company that is not already disclosed in this Agreement, the other agreements referred to herein, or any of the exhibits, schedules, attachments, written statements, documents, certificates or other items prepared or supplied to any Purchaser by or on behalf of the Company with respect to the transactions contemplated hereby.
               5X. Closing Date. The representations and warranties of the Company contained in this Section 5 and elsewhere in this Agreement and all information contained in any exhibit, schedule or attachment hereto or in any writing delivered by, or on behalf of, the Company to any Purchaser shall be true and correct in all material respects on the date of the applicable Closing as though then made, except as affected by the transactions expressly contemplated by this Agreement.
               Section 6. Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:
               “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
               “Intellectual Property Rights” means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade name, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, databases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information, (vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium).
               “Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution made by such Person to any other Person.
               “IRC” means the Internal Revenue Code of 1986, as amended, and any reference to any particular IRC section shall be interpreted to include any revision of or successor that section regardless of how numbered or classified.
               “Majority Holders” means the holder(s) of a majority of the then outstanding shares of Series C-2 Preferred and Underlying Common Stock issued hereunder pursuant to Section 1B or, for purposes of Sections 2K and 2M, those Persons who, pursuant to the prior sentence, would be Majority Holders upon consummation of the Initial Closing.
               “Officer’s Certificate” means a certificate signed by the Company’s chief executive officer, stating that (i) the officer signing such certificate has made or has caused to be made such investigations as are necessary in order to permit him to verify the accuracy of the information set forth in such certificate and (ii) to the best of such officer’s knowledge, such certificate does not misstate any material fact and does not omit to state any fact necessary to make the certificate not misleading.
               “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any ether entity or any department, agency or political subdivision thereof.
               “Restricted Securities” means (i) the Series C-2 Preferred issued hereunder (including by exchange pursuant to Section 1E), or issued or issuable as dividends on the Series C-2 Preferred, (ii) the Common Stock issued upon conversion of Series C-2 Preferred and (iii) any securities issued with respect to the securities referred to in clauses (i) or (ii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) been distributed to the public through a broker, dealer or market maker pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or become eligible for sale pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act or (c) been otherwise transferred and new certificates for them not bearing the Securities Act legend set forth in Section 7C hereof have been delivered by the Company in accordance with Section 9(b) of the Registration Agreement. Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing a Securities Act legend of the character set forth in Section 7C.

               “Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.
               “Securities and Exchange Commission” includes any governmental body or agency succeeding to the functions thereof.
               “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.
               “Series B Preferred” means the Series B Preferred Stock of the Company, par value $0.01 per share.
               “Series C Preferred” means the Series C Preferred Stock of the Company, par value $0.01 per share.
               “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person, or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director, managing member or general partner of such limited liability company, partnership, association or other business entity.
               “Tax” or “Taxes” means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.
               “Tax Return” means any return, information statement or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.
               “Underlying Common Stock” means (i) the Common Stock issued or issuable upon conversion of the Series C-2 Preferred, including Series C-2 Preferred issued as dividends, and (ii) any Common Stock issued or issuable with respect to the securities referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. For purposes of this Agreement, any Person who holds Series C-2 Preferred shall be deemed to be the holder of the Underlying Common Stock obtainable upon conversion of the Series C-2 Preferred in connection with the transfer thereof or otherwise regardless of any restriction or limitation on the conversion of the Series C-2 Preferred, such Underlying Common Stock shall be deemed to be in existence, and such Person shall be entitled to exercise the rights of a holder of Underlying Common Stock hereunder. As to any particular shares of Underlying Common Stock, such shares shall cease to be Underlying Common Stock when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar provision then in force) or (c) repurchased by the Company or any Subsidiary.
               Section 7. Miscellaneous.
               7A. Certain Expenses. The Company agrees to pay on demand, and hold the Purchasers and all holders of Series C-2 Preferred and Underlying Common Stock harmless against liability for the payment of (i) stamp and other taxes which may be payable in respect of the execution and delivery of this Agreement or the issuance, delivery or acquisition of any shares of capital stock issued or issuable hereunder (whether at the Closing or thereafter), and (ii) the reasonable fees and expenses (including legal fees and expenses) incurred by or on behalf of any Person who, with its Affiliates, constitutes the Majority Holders, in connection with (a) the negotiation and execution of this Agreement, the agreements or amendments contemplated hereby and the Charter and the consummation of the transactions contemplated hereby, which shall be payable at Closing, (b) any amendments or waivers in respect of this Agreement or such other documents or the Charter, and (c) the successful enforcement of the rights granted under this Agreement, the agreements contemplated hereby or the Charter, it being understood that the Company shall only be obligated to pay the fees and expenses of one counsel selected by the Majority Holders in respect of the transactions contemplated hereby, any such amendments or waivers or any such successful enforcement.
               7B. Penalties. Each holder of Series C-2 Preferred and Underlying Common Stock shall have all rights and remedies set forth in this Agreement and the Charter, the right to be indemnified for all losses, costs, expenses (including reasonable legal fees and expenses), and any diminution in value of Series C-2 Preferred or Underlying Common Stock held by such Person as a result of any breach by the Company of any representation, warranty or covenant set forth herein or in any document or certificate delivered pursuant hereto (even if the damaged Person knew or had reason to know of any misrepresentations or breach of warranty or covenant at the time of the Closing or subsequent to the Closing) and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provisions of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.
               7C. Purchaser Representations. Each Purchaser, severally and not jointly, hereby represents and warrants that (i) in the case of any Purchaser that is not a natural person, (A) such Purchaser is duly organized and (B) such Purchaser’s execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate, limited liability company, partnership or trust, as applicable, or similar action required on the part of such Purchaser, (ii) such Purchaser’s execution, delivery and performance of this Agreement will not, in any material respect, breach or conflict with or cause a default under, any applicable law or other agreement or instrument to which such Purchaser is a party or by which it is bound (including, in the case of any Purchaser that is not a natural person, its organizational documents), (iii) it has full power and authority to execute, deliver and perform this Agreement and to purchase the Series C-2 Preferred to be purchased by such Purchaser, (iv) this Agreement constitutes the valid and legally binding obligation of such Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies, (v) it is acquiring the Restricted Securities purchased hereunder or acquired pursuant hereto for its own account with the present intention of holding such securities for purposes of investment, and that it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws, provided that nothing contained herein shall prevent any Purchaser and subsequent holders of Restricted Securities from transferring such securities in compliance with the provisions of the Registration Agreement, (vi) its financial condition is such that Purchaser is able to bear the risk of holding the Series C-2 Preferred to be received by such Purchaser for an indefinite period of time, (vii) it has such knowledge and experience in financial business matters and in making investments of this type and that such Purchaser is capable of evaluating the merits and risks of purchasing the Series C-2 Preferred, (viii) it has been provided access to such information and documents of the Company as such Purchaser has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Agreement and the purchase of the Series C-2 Preferred and (ix) it is an “accredited investor” within the meaning of such term set forth in Rule 501(a) of the Securities Act for the Series C-2 Preferred being offered hereby. Each certificate or instrument representing Restricted Securities shall be imprinted with a legend in substantially the following form and any other legends required by any state securities law:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE LAWS OR AN EXEMPTION FROM REGISTRATION UNDER THE ACT OR APPLICABLE LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.
THE ISSUER WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL, OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OF THE ISSUER OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS, OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.”
               7D. Consent to Amendments. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Majority Holders, and all current and future holders of

Series C-2 Preferred and Underlying Common Stock shall be bound by such written consents. No other course of dealing between the Company and the holder of any Series C-2 Preferred or Underlying Common Stock or any delay in exercising any rights hereunder or under the Charter shall operate as a waiver of any rights of any such holders. For purposes of this Agreement, shares of Series C-2 Preferred or Underlying Common Stock held by the Company or any Subsidiaries shall not be deemed to be outstanding.
               7E. Survival of Representations and Warranties; Survival of Covenants and Agreements. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until the earlier of (x) the fourth anniversary of the date of the Closing and (y) the applicable statute of limitations (the “Survival Date”), regardless of any investigation made by any Purchaser or on its behalf. Notwithstanding any provision to the contrary contained in this Agreement, with respect to claims for breaches of representations and warranties contained in this Agreement, no party will be liable with respect to any breach of such representations and warranties unless written notice of a possible claim with respect to such breach is given by the party making such claim on or prior to the Survival Date, it being understood that so long as such written notice is given on or prior to the Survival Date, such representations and warranties shall continue to survive until such matter is resolved. All covenants and agreements contained herein shall survive the Closing.
               7F. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for any Purchaser’s benefit as a purchaser or holder of Series C-2 Preferred or Underlying Common Stock are also for the benefit of, and enforceable by, any subsequent holder of such Series C-2 Preferred or such Underlying Common Stock.
               7G. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
               7H. Counterparts; Facsimile Transmission. This Agreement may be executed simultaneously in two or more counterparts (any one of which may be by facsimile), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement. Signatures of a party to this Agreement or other documents executed in connection herewith which are sent to the other parties by facsimile transmission shall be binding as evidence of acceptance of the terms hereof or thereof by such signatory party, with originals to be circulated to the other parties in due course.

               7I. Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.
               7J. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.
               7K. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient or (ii) two days after having been sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the Purchasers and to the Company at the address indicated below or the address indicated on the Schedule of Purchasers:
If to the Company:
Nanosphere, Inc.
1818 Skokie Boulevard
Suite 200
Northbrook, Illinois 60062
Attention: President
With a copy to:
Schiff Hardin LLP
6600 Sears Tower
South Wacker Drive
Chicago, Illinois 60606
Attention: Stephen A. Marcus, Esq.
If to LIP or AOQ Trust:
c/o Lurie Investments
Two North Riverside Plaza Suite 1500
Chicago, Illinois 60606
Attention: Bill White
                 Mark Slezak
With a copy to:
Neal, Gerber & Eisenberg LLP
Two North LaSalle Street
Chicago, Illinois 60602
Attention: Jon Wasserman, Esq.

Or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party (made in accordance herewith).
               7L. Understanding Among the Purchasers. The determination of each Purchaser to acquire the Series C-2 Preferred pursuant to this Agreement has been made by such Purchaser independent of any other Purchaser and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or conditions (financial or otherwise) of the Company which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser. In addition, it is acknowledged by each of the other Purchasers that neither LIF nor its Affiliates or counsel has acted as an agent of or counsel to any other Purchaser in connection with making its investment hereunder and that neither LIF nor its Affiliates or counsel shall be acting as an agent of or counsel to such Purchaser in connection with monitoring its investment hereunder.
               7M. Confidentiality.
               (i) With respect to any information furnished to any Purchaser pursuant to this Agreement which the Purchaser reasonably understands to be proprietary or confidential in nature, each Purchaser shall maintain the confidentiality of all such information in accordance with such Purchaser’s policies for the protection of its own nonpublic information.
               (ii) The limitations set forth in this Section 7M shall not apply with respect to the disclosure of any information (A) to such Purchaser’s employees, auditors, counsel or other professional advisors, to Affiliates or to another Purchaser if the Purchaser or its Affiliates in its sole discretion determines that any such party should have access to such information, provided that any such Person agrees to be bound by the provisions of this Section 7M to the same extent as such Purchaser, (B) as has become generally available to the public other than by reason of a breach of this Section 7M by such Purchaser or has become available to such Purchaser on a non-confidential basis, (C) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Purchaser (it being understood that, to the extent practicable, Purchaser shall provide the Company prompt notice of any such event and cooperate in good faith to enable the Company to participate to protect its interest in such confidential information), (D) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (E) in order to comply with any law, order, regulation or ruling applicable to such Purchaser and (F) to any prospective transferee in connection with any contemplated sale or transfer of any of the Company’s securities held by such Purchaser; provided that such prospective transferee agrees to be bound by the provisions of this Section 7M to the same extent as such Purchaser.
               (iii) The Company hereby acknowledges and agrees that each Purchaser may share with any of its Affiliates any information related to the Company or any of its Subsidiaries (including, without limitation, any nonpublic information regarding the creditworthiness of the Company and its Subsidiaries) and that any Purchaser who is acting as a trustee, investment manager, investment advisor or in any other similar fiduciary capacity shall be permitted to provide such information to any plan sponsor, investment committee or investment advisory board associated with such Purchaser, provided that in each case, such Persons shall be subject to the provisions of this Section 7M to the same extent as such Purchaser.

               7N. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement and the agreements and instruments referred to herein embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
********

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

THE COMPANY:

NANOSPHERE, INC.

By:	/s/ Stephen G. Wasko

	Name:	Stephen G. Wasko
	Title:	Chief Financial Officer

THE PURCHASERS:

AOQ TRUST
SIGNATURE PAGE TO SERIES C-2 PREFERRED
STOCK PURCHASE AGREEMENT

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

THE COMPANY:

NANOSPHERE, INC.

By:	/s/ Stephen G. Wasko
Name:
Title:

THE PURCHASERS:

AOQ TRUST
By:	/s/ [Illegible]
Its:

SIGNATURE PAGE TO SERIES C-2 PREFERRED
STOCK PURCHASE AGREEMENT

SCHEDULE OF PURCHASERS

	No. of Series C-2
Purchaser	Preferred Shares	Purchase Price
Initial Closing. September 2, 2004
AOQ Trust	14,285,715	$5,000,000.00
Subsequent Closing, September 30, 2004
AOQ Trust	12,997,038	4,548,963.00
IDEO Product Development, Inc.	519,295	181,753.00
Steven E. Mather	285,715	100,000.00
R. Peter Mirkin	256,594	89,808.00
Ibrahim S. Hawatmeh Revocable Living Trust, dated 5/24/84	142,858	50,000.00
R Capital II, Ltd.	33,780	11,823.00
Phillip and Stephanie Van Winkle	20,000	7,000.00
Richard C. Holz	8,089	2,831.00

TOTALS	28,549,084	$9,992,178

SUPPLEMENT A TO SCHEDULE OF PURCHASERS
This Supplement is not deemed to be part of the Series C-2 Preferred Stock Purchase Agreement and is for
informational purposes only.

	C-2 Shares Attributable
	to						Total No.
	Conversion of 2004			C-2 Shares Attributable to			of Series
	Bridge Notes at Initial			Delegated Participation by other			C-2
List of Additional	Closing (Bridge Note			Purchasers Pursuant to Section			Preferred
Series C-2 Preferred Holders	Amount)[1]			1E2			Shares[3]
Richard C. Holz	17,897		($6,465)		—		25,986
R. Peter Mirkin	55,243		($19,492)		—		311,837
R Capital II, Ltd.	174,111		($62,710)		—		207,891
Phillip and Stephanie Van Winkle	9,206		($3,248)	22,766		($7,968)	51,972
Adam N. Mirkin	9,206		($3,248)	42,766		($14,968)	51,972
Charlotte A. and Melvin J. Mirkin Trust		—		103,946		($36,381)	103,946
Jonathan Nelson	9,206		($3,248)	42,766		($14,968)	51,972
Richard Wickel	7,097		($2,504)	44,832		($15,691)	51,929
Richard Segal		—		103,860		($36,351)	103,860
Timothy Elgren		—		25,986		($9,095)	25,986
Mark and Susanne Landy	16,706		($5,913)	35,266		($12,343)	51,972
Patricia Letsinger Revocable Trust	7,591		($2,657)		—		7,591

TOTALS	306,263		$109,485	422,188		$147,765	1,046,914

[1]	Principal and accrued interest of tendered Bridge Notes owned by stockholder.

[2]	Purchase price delegated from aggregate $150,000 participation from new Purchasers Steven E. Mather and Ibrahim S. Hawatmeh Revocable Living Trust, dated 5/24/84, as shown on Schedule of Purchasers.

[3]	Includes C-2 shares purchased at Initial Closing or Subsequent Closing, as applicable (see Schedule of Purchasers).

SUPPLEMENT B TO SCHEDULE OF PURCHASERS
This Supplement is not deemed to be part of the Series C-2 Preferred Stock Purchase Agreement and is for
informational purposes only.

				C-2 Shares Issued
				in Exchange for A,
	C-2 Shares Attributable to			B, or C Preferred	Total No. of
	Conversion of 2004 Bridge			Stock at the Initial	Series C-2
List of Additional Series	Notes at Initial Closing (Bridge			Closing Pursuant to	Preferred
C-2 Preferred Holders	Note Amount)[1]			Section 1E	Shares
Lurie Investment Fund, LLC	20,293,345		($7,102,671)	32,198,737	52,492,082
LFT Partnership		—		3,428,571	3,428,571
Alfa-Tech L.L.C.		—		9,767,665	9,767,665
William T. White III		—		714,286	714,286
Wasserman Partners		—		285,835	285,835
Sheli Z. Rosenberg		—		1,000,117	1,000,117
Mark Slezak		—		571,427	571,427
Eagle Capital Management		—		571,429	571,429

TOTALS	20,293,345		$7,102,671	48,538,067	68,831,412

[1]	Principal and accrued interest of tendered Bridge Notes owned by stockholder.